MOSS-ADAMS LLP
CERTIFIED PUBLIC ACCOUNTANTS | BUSINESS CONSULTANTS

                                                                                                                                     Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment on Form S-8 of our report dated March 12, 2008, except as to the reclassification adjustments to reflect discontinued operations described in Note N as to which the date is March 12, 2009, and except as to the presentation of noncontrolling interests as to which the date is March 12, 2010, included in the Form 10-K for the year ended December 31, 2009, with respect to the consolidated  statements of operations, stockholders’ equity and cash flows of U.S. Energy Corp. and Subsidiaries (the “Company”) for the year ended December 31, 2007.

/s/MOSS ADAMS LLP

Scottsdale, Arizona

May 7, 2010